Exhibit 99.1

Allscripts Healthcare Solutions Contacts:

Bill Davis Chief Financial Officer 847-680-3515, Ext. 282 bill.davis@allscripts.com	Lee Shapiro President 847-680-3515, Ext. 4275 lee.shapiro@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Healthcare Solutions Announces Pricing of

$75 Million Convertible Senior Debentures Offering

CHICAGO, IL – June 29, 2004 – Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX) announced today that it has entered into an agreement with initial purchasers to sell $75 million aggregate principal amount of its 3.50% Convertible Senior Debentures Due 2024 in a previously announced private placement pursuant to Rule 144A of the Securities Act of 1933, as amended. In addition, the Company has granted the initial purchasers of the debentures an option to purchase up to an additional $7.5 million aggregate principal amount of debentures. The offering is expected to close on or about July 6, 2004, subject to customary closing conditions.

The debentures will mature on July 15, 2024 and will be convertible, under certain circumstances, into shares of the Company’s common stock at a conversion rate of 88.8415 shares per $1,000 principal amount of debentures (equivalent to an initial conversion price of $11.256 per share), subject to adjustment in certain circumstances.

The Company intends to use the net proceeds to repurchase approximately $11.25 million of its common stock that it expects will be sold by purchasers of the debentures and for general corporate purposes, which may include future additional share repurchases, acquisitions or other strategic investments.

This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the debentures or the common stock issuable upon conversion of the debentures in any state in which such offer, solicitation or sale would be unlawful. The debentures have been offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The debentures and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Allscripts Healthcare Solutions

Allscripts Healthcare Solutions (AHS) is the leading provider of clinical software, connectivity and information solutions for physicians. The Company’s TouchWorks™ software is a modular Electronic Medical Record (EMR) that enhances physician productivity by automating the most common physician activities including prescribing, dictating, capturing charges, ordering labs and viewing results, providing patient education, and documenting clinical encounters. TouchWorks is available on the latest Tablet PCs, wireless handheld devices, desktop workstations and over the Internet. AHS also offers electronic document imaging and scanning solutions through its Advanced Imaging Concepts subsidiary. Additionally, AHS provides healthcare product education and market research programs for physicians through its Physicians Interactive™ unit and medication fulfillment services through its Allscripts Direct™ unit. Visit AHS on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts’ beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts see the Company’s 2003 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

2